Exhibit 10.1

STOCK PURCHASE AGREEMENT

between

COLLEGIATE PACIFIC INC.,

and

ALBERT A. MESSIER

and

DANIEL F. SALKELD

May 11, 2005

i

ii

APPENDIX A-Certain Defined Terms

SCHEDULES

I Allocation of Closing Payment
II Allocation of Earnout Payment
3.3(b) Consent
3.3(c) Certification
4 Confirmation of Representations and Warranties

EXHIBITS

Exhibit A – Form of Promissory Note
Exhibit B - Form of Legal Opinion (counsel to the Buyer)
Exhibit C - Form of Legal Opinion (counsel to the Company and the Selling Stockholders)

iii

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into this 11th day of May, 2005, between COLLEGIATE PACIFIC INC., a Delaware corporation (“Buyer”), and ALBERT A. MESSIER and DANIEL F. SALKELD (the “Selling Stockholders”).

R E C I T A L S:

     WHEREAS, Buyer desires to purchase from the Selling Stockholders, and the Selling Stockholders desire to sell to Buyer, all of the outstanding shares of Common Stock, no par value per share (collectively, the “Company Common Stock”), of Salkeld and Sons Inc. a Delaware corporation (the “Company”) (such common shares being referred to herein as the “Shares”);

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1. Definitions

     1.1. Definitions. The capitalized terms used in this Agreement will have the meanings set forth in Appendix A hereto.

Article 2. Purchase and Sale of Shares

     2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 3.1), each Selling Stockholder shall sell to Buyer, and Buyer shall purchase from each Selling Stockholder, all of the Shares on the Closing Date, free and clear of all Liens.

     2.2. Purchase Price. The aggregate purchase price payable to the Selling Stockholders in consideration for the sale of the Shares (the “Purchase Price”) shall be an amount equal to the Closing Payment and the Earnout Payment.

     (a) The “Closing Payment shall be equal to (i) cash in the amount of $2,140,000 (the “Cash Consideration”), (ii) a number of shares of fully paid and non-assessable shares of common stock, $0.01 par value per share, of Buyer (“Buyer Common Stock”) equal to $360,000 divided by the average closing price of Buyer Common Stock on AMEX for the five trading days immediately prior to May 10, 2005 (the “Stock Consideration”), and (iii) promissory notes in the form attached as Exhibit A in the aggregate principal amount of $230,000 (the “Notes”).

     (b) The “Earnout Payment” shall be an amount equal to $1,100,000 in the event Total Sales for the Earnout Period less Total Cost of Sales for the Earnout Period (“Gross Margin”) is at least $2,409,000 (the “Earnout Target”). In the event Gross Margin for the Earnout Period is not at least equal to the Earnout Target, the Earnout Payment of $1,100,000 shall be reduced by an amount equal to (a) the amount by which the Earnout Target exceeds Gross Margin, multiplied by (b) five. The “Earnout Period” shall be the twelve-month period from May 1, 2005 through April 31, 2006. Two-thirds of the Earnout Payment shall be payable in cash and one-third of the Earnout Payment shall be payable in fully paid and non-assessable shares of Buyer Common Stock valued at the average closing price of the Buyer Common Stock on AMEX for the five trading days immediately prior to May 11,2006.

     The Purchase Price shall be allocated between the Selling Stockholders as set forth on Schedule I and Schedule II.

     2.3. Payment of Purchase Price.

     (a) At the Closing, Buyer shall (i) pay the Cash Consideration to the Selling Stockholders by wire transfer of immediately available funds to accounts designated by the Selling Stockholders, (ii) deliver the Notes to the Selling Stockholders, and (iii) cause its transfer agent to issue in the name of the Selling Stockholders and shall deliver to the Selling Stockholders that number of fully paid and non-assessable shares of Buyer Common Stock equal to the Stock Consideration; and

     (b) In the event the Earnout Payment is earned, as soon as practical after (but in no event later than 60 days after) May 11, 2006 Buyer shall cause its transfer agent to issue in the name of the Selling Stockholders and shall deliver to the Selling Stockholders that number of fully paid and non-assessable shares of Buyer Common Stock equal to the Earnout Payment. Notwithstanding the preceding, Buyer may elect to pay the Earnout Payment in cash instead of in Buyer Common Stock in which case Buyer shall pay the Earnout Payment by wire transfer of immediately available funds to accounts designated by the Selling Stockholders.

Article 3. Closing

     3.1. Closing. The sale and delivery of the Shares to Buyer, the payment of the Closing Payment to the Selling Stockholders, and the consummation of the other respective obligations of the parties contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, in Dallas, Texas, at 1:00 p.m. on May 11, 2005, or at such other earlier time and place as may be mutually agreed upon (the “Closing Date”).

     3.2. Closing Deliveries of Buyer. At the Closing:

     (a) Buyer will make the Closing Payment in accordance with Section 2.3.

     (b) The Buyer shall deliver to the Selling Stockholders a certificate by the secretary of Buyer certifying the Certificate of Incorporation and Bylaws of Buyer, the resolutions adopted by the directors of Buyer in connection with this Agreement, and the incumbency of certain officers of Buyer.

     (c) The Selling Stockholders shall receive from Vinson & Elkins L.L.P., special counsel to Buyer, an opinion dated the Closing Date, in substantially the form attached as Exhibit B.

     3.3. Closing Deliveries of the Selling Stockholders. At the Closing:

     (a) The Selling Stockholders will deliver or cause to be delivered to Buyer the certificates representing the Shares duly endorsed in blank or together with duly executed stock powers in favor of Buyer.

     (b) The Selling Stockholders shall furnish Buyer with evidence satisfactory to Buyer of the consent or approval of each person that is a party to a Material Contract (including evidence of the payment or any required payment) and whose consent or approval shall be required to permit the consummation of the transactions contemplated hereby or to prevent a breach of such Contract or the creation of a right to terminate such Contract, and such consent or approval shall be in form and substance reasonably satisfactory to Buyer.

     (c) The Selling Stockholders shall deliver to Buyer a certificate of the secretary of the Company certifying the Certificate of Incorporation and Bylaws of the Company, any resolutions adopted by the directors or stockholders of the Company in connection with this Agreement, the incumbency of certain officers of the Company and the jurisdictions in which the Company is qualified to conduct business.

     (d) The Selling Stockholders shall deliver to Buyer certificates issued by the appropriate Governmental Entities evidencing the good standing of the Company as a corporation organized under the laws of the state or as a foreign corporation authorized to do business under the laws of the jurisdictions listed in the schedules hereto, including with respect to the payment of all Taxes, in each case as of a date not more than 15 days prior to the Closing Date.

     (e) The Selling Stockholders shall deliver to Buyer evidence, in a form reasonably satisfactory to Buyer, that all amounts owing to First Trust Bank of Illinois under the SBA Note have been paid in full or otherwise assumed by the Selling Stockholders with no further liability to the Company.

     (f) The Selling Stockholders shall deliver noncompetition and nonsolicitation agreements, on Buyer’s standard form of agreement, executed by each employee of the Company.

     (g) The Selling Stockholders shall deliver a noncompetition and nonsoliciation agreement executed by and among Buyer, Team Print, a sole proprietorship, and Albert A. Messier and in a form acceptable to Buyer.

     (h) Buyer shall receive from Ackman, Marek, Meyer & Boyd, Ltd., counsel to the Selling Stockholders, an opinion dated the Closing Date, in substantially the form attached as Exhibit C.

     (i) Each Selling Stockholder shall deliver a certificate of non-foreign status which meets the requirements of Treasury Regulation Section 1.14452(b)(2).

     (j) The Selling Stockholders shall furnish Buyer with such other and further documents and certificates, including certificates of the Company’s officers and others, as Buyer shall reasonably request to consummate the transactions contemplated by this Agreement.

Article 4. Representations and Warranties of the Selling Stockholders

     Each Selling Stockholder, jointly and severally, represents and warrants to Buyer as of the date hereof as follows:

     4.1. Organization and Authority. The Company is validly existing as a corporation in good standing under the laws of the State of Delaware and has all power and authority to own and operate its properties and to carry on its business as currently conducted, and is duly qualified and in good standing in Delaware and Illinois, which states represent every jurisdiction where the failure to be so qualified would have a Material Adverse Effect on the Company. The Selling Stockholders have delivered to Buyer true and complete copies of the Certificate of Incorporation, Bylaws, minute books and stock issuance and transfer records of the Company. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

     4.2. Subsidiaries. The Company does not own, directly or indirectly, any subsidiaries or own or have the right, or obligation, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any corporation, partnership, joint venture, association, limited liability company, trust or other entity.

     4.3. Capital Structure. The authorized capital stock of the Company consists solely of 5,000 shares of Common Stock of the Company, 200 of which are issued and outstanding. All of the outstanding shares of Company Common Stock are owned by the Selling Stockholders and are validly issued, fully paid and non-assessable. There is no authorized or outstanding option, subscription, warrant, right (preemptive or other), commitment or other agreement obligating the Company to repurchase, issue or transfer any shares of Company Common Stock or any securities convertible into or exchangeable for any shares of Company Common Stock.

     4.4. No Conflict or Violations. The execution and delivery of this Agreement by the Selling Stockholders does not, and the performance by the Selling Stockholders of their obligations hereunder will not (a) conflict with or violate in any material respect any term or provision of any Applicable Law or any writ, judgment, decree or injunction applicable to the Company or to the Selling Stockholders or by which any of their properties is bound or subject, (b) conflict with or result in a violation or breach of any of the provisions of the Certificate of Incorporation or the Bylaws of the Company, or (c) conflict with or result in a material breach of, or constitute a material default under, any Material Contract to which the Company is a party or by which any of its properties is bound or subject.

     4.5. Consents. The execution and delivery by the Selling Stockholders of this Agreement do not, and the consummation of the transactions contemplated hereby will not, require the Consent of any person.

     4.6. Title to Shares. The Selling Stockholders own, beneficially and of record and free and clear of any Lien, all of the Shares. Upon the sale of the Shares to Buyer at the Closing, Buyer will acquire the good and marketable title to all of the Shares free and clear of any Lien.

     4.7. Financial Statements. The Selling Stockholders have delivered to Buyer the unaudited balance sheet and statements of operation and cash flows of the Company as of December 31, 2003 and 2004 and for the 12-month periods then ended, and the Company’s unaudited balance sheet as of March 31, 2005 (the “Most Recent Balance Sheet”) and the Company’s unaudited statements of operations and cash flow for the three-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except to the extent required by changes in GAAP) and the Financial Statements present fairly in all material respects the financial condition and operating results and cash flows of the Company in accordance with GAAP as of the dates, and for the periods, indicated in the Agreement, subject in the case of the March 31,2005 statements to normal year-end audit adjustments.

     4.8. Absence of Undisclosed Liabilities. There are no liabilities or obligations of any nature (known or unknown, fixed, absolute, accrued, contingent or otherwise) of the Company except (a) those reflected in the Most Recent Balance Sheet, and (b) those incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, which individually or in the aggregate have not resulted in or could not reasonably be expected to result in a Material Adverse Effect.

     4.9. Absence of Changes. Since the date of the Most Recent Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been (a) any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on the Company, (b) any material change by the Company in its accounting methods, principles or practices, (c) any entry by the Company or the Selling Stockholders into any commitment or transaction material to the Company, except in the Ordinary Course of Business or except in connection with the negotiation and execution and delivery of this Agreement and the other Transaction Documents, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of the Company’s securities, (e) any material increase in, amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, (f) granted any increase in compensation, bonus or other benefits payable to the employees of the Company, except for increases occurring in the Ordinary Course of Business, (g) paid any bonus to the directors, officers or employees of the Company except for bonuses accrued on the Most Recent Balance Sheet, (h) any incurrence, assumption or guaranty of any indebtedness by the Company, or the grant of any Lien on the material Assets of the Company to secure any indebtedness, (i) any sale or transfer of any material Assets of the Company other than in the Ordinary Course of Business, or (j) any loan, advance or Investment in any person by the Company (excluding any loan, advance or capital contribution to, or investment in, the Company).

     4.10. Accounts Receivable; Inventories. The accounts receivable of the Company are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services or other business transactions in the Ordinary Course of Business, and are not subject to valid defenses, set-offs or counterclaims. The allowances for collection losses associated with such accounts receivable reflected on the Company’s books have been determined in accordance with GAAP and are consistent with past practice. The inventories reflected on the Most Recent Balance Sheet and held by the Company on the date hereof do not include any items that are not usable or saleable in the Ordinary Course of Business of the Company or are obsolete or discontinued items. Such inventories have been reflected on the Most Recent Balance Sheet at the lower of cost or market value (taking into account the usability or salability thereof) in accordance with GAAP. Since the date of the Most Recent Balance Sheet, inventories of raw materials, supplies and products have been purchased by the Company in the Ordinary Course of Business, and the volumes of purchases thereof and orders therefor have not been materially changed in anticipation of the transactions contemplated by this Agreement. The Selling Stockholders do not have any Knowledge of any conditions materially affecting the supply of materials or products available to the Company, and, to the Knowledge of the Selling Stockholders, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

     4.11. Litigation. Since January 1, 2000, no Orders involving the Company have been issued. There is no Claim pending, or to the Knowledge of the Selling Stockholders, threatened against the Company nor is there any reasonable basis therefor.

     4.12. Compliance. The Company has complied in all material respects with all Applicable Laws and no Claim has been made or, to the Knowledge of the Selling Stockholders, threatened against the Company alleging any material failure so to comply.

     4.13. Taxes.

     (a) (i) All material Tax Returns required to be filed by the Company have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects, (ii) none of such Tax Returns are now under audit or examination by any Governmental Entity, (iii) all Taxes owed by the Company that are or have become due have been timely paid in full, (iv) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any such Tax Return or the assessment or collection of any such Tax, (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (vi) there is no material Claim pending or, to the Knowledge of the Selling Stockholders, threatened by any Governmental Entity in connection with any such Tax, (vii) all Tax withholding and deposit requirements imposed on the Company have been satisfied in full in all respects, and (viii) there are no Tax allocation, indemnity or sharing agreements or arrangements affecting the Company.

     (b) The Company will not be required to include any amount in income for any taxable period (or portion thereof) beginning after the Closing Date as a result of a change in accounting method for any taxable period beginning on or before the Closing Date. The Company will not be required to include in any taxable period (or portion thereof) beginning after the Closing Date any income that accrued on or prior to the Closing Date but was not recognized prior to the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or the cash method of accounting,

     (c) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code since February 1, 2001. The Company (and any predecessor of the Company) does not own and has never owned a “qualified Subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code. The Company will not be liable for any Tax under Section 1374 of the Code or any other applicable state or local law in connection with the transactions contemplated by the Transaction Documents. The Company has not, since its inception, (i) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

     4.14. Environmental Matters. To the Knowledge of the Selling Stockholders, (a) the Company is in compliance in all material respects with all applicable Environmental Laws; (b) the Company has not received any written notices, demand letters or requests for information from any Governmental Entity or other person indicating that it may be in violation of, or liable under, any Environmental Law in any material respect; (c) no reports have been filed by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (d) no Hazardous Substance has been disposed of, released or transported by the Company in violation of any applicable Environmental Law; (e) there have been no environmental studies or audits regarding compliance or noncompliance with any Environmental Law conducted by or which are in the possession of the Company relating to the activities of the Company or any of the real property used by the Company that have not been delivered to Buyer; and (f) the Company is not subject to any material liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

     4.15. Contracts. Except for Contracts terminable upon 90 days or less notice without penalty, Schedule 4 sets forth all of the following Contracts to which the Company is a party or by which any of its Assets are bound (collectively, the “Material Contracts”): (a) Contracts pertaining to the borrowing of money or indebtedness; (b) Contracts creating guaranties; (c) Contracts relating to any single capital expenditure in excess of $25,000; (d) Contracts for the purchase or sale of real property, any business or line of business or for any merger or consolidation; (e) joint venture, limited liability company or partnership agreements; (f) Material Leases; (g) employment agreements not terminable upon one month’s notice without further severance and involving annual compensation in excess of $50,000; and (h) other Contracts that individually require by their respective terms after the date hereof the payment or receipt of more than $50,000 during any 12-month period or $100,000 in the aggregate. The Company has complied in all material respects with all of the terms and conditions of the Material Contracts to which it is a party and has not done or performed any act which would invalidate or impair in any material respect its rights under any Material Contract. There are no pending written assertions or claims that the Company has breached, violated or defaulted under any Material

Contract in any material respect. True, correct and complete copies of all Material Contracts have been delivered to Buyer.

     4.16. Insurance. The Company has Policies in full force and effect that insure the Company against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured against. With respect to each Policy: (a) the Policy is in full force and effect; (b) neither the Company nor, to the Knowledge of the Selling Stockholders, any party to the Policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration under the Policy, and (c) no party to the Policy has repudiated any material provisions thereof nor has the Company, during the last five years been refused any insurance with respect to its Assets or operations, nor has coverage ever been limited by any insurance carrier to which the Company has applied for any Policy or with which it has carried a Policy.

     4.17. Assets. The Company owns or leases all material Assets necessary for the conduct of the business of the Company as presently conducted. The Company has good and marketable title to, or an adequate leasehold interest in, all of its material Assets, free and clear of all Liens.

     4.18. Intellectual Property. To the Knowledge of the Selling Stockholders, the Company is not infringing upon or violating in any material respect any intellectual property right, including without limitation any trademark, trade name, domain name, patent, industrial design, trade secret, or copyright or any registration or pending application therefor of any other person (collectively, “Intangible Rights”), and the Selling Stockholders do not have Knowledge of any pending or threatened claims thereof. To the Knowledge of the Selling Stockholders, no person is infringing any Intangible Rights of the Company in any material respect.

     4.19. Employment Arrangements. The Company has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit sharing plan, stock option or purchase plan, or other employee contract or non terminable arrangement (whether or not that arrangement imposes a penalty for termination), group life, health, medical or hospitalization insurance plan or program, or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs. The Company is not now and for the past five years has not been subject to or involved in or, to the Knowledge of the Selling Stockholders, threatened with any union elections, petitions therefor or other organizing activities.

     4.20. Employee Benefit Plans.

     (a) List of Plans. The Selling Stockholders have delivered to Buyer correct and complete copies of (i) the plan documents and summary plan descriptions for each Employee Benefit Plan, (ii) the most recent determination letter received from the IRS for each Employee Benefit Plan intended to qualify under Section 401 (a) of the Code, (iii)

the most recent Form 5500 Annual Report, and (iv) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan of the Company that have been established, maintained or contributed to by the Company within the past five years.

     (b) Status of Plans. The Company has not and does not maintain or contribute to any Employee Benefit Plan that is not in substantial compliance with all Applicable Law, including ERISA and the Code, nor has the Company or any Commonly Controlled Entity (as defined below) maintained or contributed to (i) any defined benefit plan, as defined in Section 3(35) of ERISA, (ii) any multiemployer plan, as defined in Section 3(37) of ERISA, or (iii) any other Employee Benefit Plan subject to the minimum funding requirement of Section 412 of the Code, in each case within the past five years. All obligations of the Company and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transaction contemplated by this Agreement, have been or will be timely performed. The term “Commonly Controlled Entity” shall mean any corporation, trade, business, or entity under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

     (c) Contributions. Full payment has been made of all amounts, which the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions thereto as of the date hereof. The Company has made adequate provision for reserves in the Financial Statements to meet any contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements.

     4.21. Customers and Suppliers. No customer of the Company has advised the Company that it will stop, or materially decrease the rate of, buying materials, products or services from the Company. No supplier of the Company has advised the Company that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Company. To the Knowledge of the Selling Stockholders, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on the Company’s relationship with any customer or supplier.

     4.22. Brokers. No person is entitled to receive any brokerage, finder’s or financial advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Stockholders or the Company.

     4.23. Dealings with Affiliates. The Company is not a party to any Contract with any one or more of (a) the Selling Stockholders, (b) the Company’s Affiliates, (c) an Affiliate of a Selling Stockholder, or (d) any person in which a Selling Stockholder or an Affiliate of the Company or a Selling Stockholder has, directly or indirectly, made an Investment, is also a party. The Company has no ongoing obligations to make any payments, loaned or borrowed any funds or property or made any credit arrangement or accommodation with any Selling Stockholder,

Affiliate or employee of the Company, except for the payment of employee salaries and director compensation in the Ordinary Course of Business.

     4.24. Projections. The projections relating to the operations of the Company for the fiscal years ending December 31, 2005 and December 31, 2006 (the “Projections”), previously delivered to Buyer, have been prepared in good faith and using reasonable assumptions. Nothing has come to the attention of the Selling Stockholders to indicate that the Projections or the assumptions upon which they are based are not reasonable.

     4.25. Systems Performance. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used or relied on by the Company (collectively, the “Systems”) have experienced bugs, failures, breakdowns or continued substandard performance in the past 12 months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company.

     4.26. Securities Laws Matters. Each Selling Stockholder is acquiring the Earnout Payment and the shares of Buyer Common Stock issuable upon delivery of the Earnout Payment (the “Earnout Securities”) for his own account for investment and not with a view to, or for sale in connection with, any “distribution” of the Earnout Securities, as such term is used in Section 2(11) of the Securities Act, Each Selling Stockholder has had the opportunity to discuss the transactions contemplated by this Agreement with Buyer and has been afforded, prior to the execution of this Agreement, the opportunity to ask questions of, and receive answers from Buyer and to obtain any additional information relating to the transactions contemplated hereby as such Selling Stockholder has requested. Each Selling Stockholder has received copies of an reviewed Buyer’s Annual Report on Form 10-K for the year ended June 30, 2004 and Buyer’s SEC Filings made since the filing of such Annual Report. Each Selling Stockholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and has such knowledge and experience in business or financial matters that he is capable of evaluating the merits and risks of an investment in the Buyer Common Stock. Each Selling Stockholder acknowledges and agrees that the Earnout Securities are “restricted securities” within the meaning of Rule 144 under the Securities Act and cannot be sold or otherwise disposed of, except (a) pursuant to an exemption from the registration requirements under applicable state securities laws and the Securities Act, (b) in accordance with Rule 144, or (c) pursuant to an effective registration statement filed by Buyer with the SEC under applicable state securities laws and the Securities Act. Each Selling Stockholder acknowledges and agrees that Buyer may place stop transfer orders with its transfer agent with respect to such certificates in accordance with federal securities laws.

     4.27. Disclosure. Neither this Agreement nor any of the schedules, exhibits, attachments or certificates prepared for or supplied to Buyer by or on behalf of the Selling Stockholders with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. The Selling Stockholders are not aware of any fact or condition which could reasonably be anticipated to have a Material Adverse Effect on the Company.

Article 5. Representations and Warranties of the Buyer

     Buyer represents and warrants to each Selling Stockholder as follows:

     5.1. Organization, Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents, and to own, lease, and operate its properties and to carry on its business as now being conducted.

     5.2. Capitalization. As of the date hereof, the authorized capital stock of Buyer consists of 50,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (“Buyer Preferred Stock”). At the close of business on March 31, 2005 (a) 10,196,780 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued and outstanding, and (b) 86,026 shares of Buyer Common Stock and no shares of Buyer Preferred Stock were held in treasury by Buyer or by subsidiaries of Buyer. All of the outstanding shares of Buyer Common Stock are validly issued, fully paid and non-assessable. Other than (i) options to purchase 1,165,850 shares of Buyer Common Stock issued pursuant to employee benefit plans and agreements of Buyer and (ii) Buyer’s 5.75% Convertible Senior Subordinated Notes due 2009, as of March 31, 2005 there was no authorized or outstanding option, subscription, warrant, right (preemptive or other), commitment or other agreement obligating the Company to repurchase, issue or transfer any shares of capital stock of the Buyer or any securities convertible into or exchangeable for any shares of capital stock of the Buyer. Upon the issuance of the Buyer Common Stock to the Selling Stockholders as provided in Section 2.3(b), such Buyer Common Stock will be validly issued, fully paid and nonassessable and will be free and clear of all Liens created by or on behalf of Buyer, other than restrictions on transfer under Federal and state securities laws.

     5.3. Authority. The execution and delivery of this Agreement and the other Transaction Documents by Buyer and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and each other Transaction Document has been duly executed and delivered by Buyer and (assuming that this Agreement constitutes a legal, valid, and binding obligation of the Selling Stockholders) constitutes a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Applicable Laws now or hereafter in effect relating to or limiting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar person before which any proceeding therefor may be brought.

     5.4. No Conflicts or Violations. Subject to obtaining the Consents contemplated by Schedule 5.5, the execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and the performance by Buyer of its obligations hereunder and thereunder will not (a) conflict with or violate in any material respect any term or provision of any Applicable Law or any writ, judgment, decree, or injunction applicable to Buyer; (b) conflict with or result in a violation or breach of the Certificate of Incorporation or Bylaws of Buyer; or (c) result in a material breach of, or constitute a default under, any material Contract to which Buyer is a party or by which any of its properties is bound or subject.

     5.5. Consents. Except as set forth on Schedule 5.5, the execution and delivery of this Agreement and the other Transaction Documents by Buyer do not, and consummation of the transactions contemplated hereby will not, require Buyer to obtain any Consent except for such Consents the failure of which to be made or obtained could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement.

     5.6. Litigation. There are no pending, or to the Knowledge of Buyer, threatened, claims, actions, suits, proceedings, written inquiries or investigations by any Governmental Entity or any other person against Buyer, except such claims, actions, suits, proceedings written inquiries or investigations that could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement.

     5.7. SEC Filings. Buyer has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the “SEC Filings”) on a timely basis. The SEC Filings filed prior to the date hereof or the Closing Date (a) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.8. Brokers. No person is or will become entitled to receive any brokerage, finder’s or financial advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made on or on behalf of Buyer.

Article 6. Covenants and Agreements

     6.1. Public Information. During the two year period following the issuance of the Earnout Payment, to the extent that Rule 144 may be utilized for the resale of the Buyer Common Stock delivered as the Earnout Payment, Buyer shall (a) use commercially reasonable efforts to make current public information available that may be required by Rule 144(c) and (b) furnish to either Selling Stockholder upon written request, (i) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (ii) a copy of the most recent annual or quarterly report of Buyer.

     6.2. Notification of Certain Matters. Each of the Selling Stockholders and Buyer shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, or (b) any material failure of the Selling Stockholders or Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice,

     6.3. Tax Matters.

     (a) The Selling Stockholders shall prepare or cause to be prepared, and Buyer shall file or cause to be filed, all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Not less than 30 days prior to the due date for filing any such Tax Return, the Selling Stockholders shall permit Buyer to review and comment thereon and shall make such revisions to such Tax Return as are reasonably requested by Buyer, Not less than five days prior to the due date for payment of Taxes with respect to any such Tax Return, the Selling Stockholders shall pay to Buyer the amount of any Buyer Indemnified Tax Costs with respect to such Tax Return.

     (b) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to the Company, Buyer shall cause such Tax Return to be prepared and filed. Not later than 30 days prior to the due date of each such Tax Return, Buyer shall deliver a copy of such Tax Return to the Selling Stockholders together with a statement of the amount of Buyer Indemnified Tax Costs with respect to such Tax Return and shall permit the Selling Stockholders to review and comment on such Tax Return and shall make such revisions to such Tax Return as are reasonably requested by the Selling Stockholders . Not later than 5 days prior to the due date of such Tax Return, the Selling Stockholders shall pay to Buyer the amount of Buyer Indemnified Tax Costs with respect to such Tax Return.

     (c) From and after the date hereof, the Selling Stockholders shall not, and shall not permit any of their respective affiliates to, amend any Tax Return previously filed which includes information relating to the Company without the prior written consent of Buyer.

     (d) Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

     (e) Buyer and the Selling Stockholders shall cooperate fully, and shall cause the Company to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit or proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Selling Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental

Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or the Company (including, but not limited to, with respect to the transactions contemplated hereby). Buyer and the Selling Stockholders further agree, upon request, to provide the other party with all information regarding the Company that either party may be required to report to any taxing authority.

     6.4. Noncompetition: Nonsolicitation.

     (a) As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Selling Stockholders agrees that he or she shall not, during the five- year period beginning on the Closing Date, in any manner except in the scope of his employment by the Company, directly or indirectly:

     (i) Own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which conducts Company Activities in the Protected Area; provided, however, that each Selling Stockholder may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on any National Association of Securities Dealers Automated Quotation System if the Selling Stockholder does not, directly or indirectly, individually own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such entity; provided further, however, that the ownership and operation of the silk screening, embroidery and twill work business currently being done by Team Print, a sole proprietorship, by Al Messier shall not be considered Company Activities for purposes of this Section 6.4(a)(i);

     (ii) Solicit or attempt to solicit, any business from any customers of Buyer or the Company or any of their Affiliates for purposes of engaging in any Company Activities in any Protected Area;

     (iii) Recruit or hire away or attempt to recruit or hire away, on his behalf or on behalf of any other organization, entity or person, any employee of Buyer, the Company or any of their Affiliates, or induce or attempt to influence any such employee to terminate his or her employment with Buyer, the Company or any of their Affiliates; or

     (iv) Interfere with or otherwise attempt to affect Buyer’s or the Company’s relationship with any vendor or customer of Buyer, the Company or any of their Affiliates.

     (b) Each Selling Stockholder understands and acknowledges that the Company and Buyer have made substantial investments to develop their respective business interests and goodwill. Each Selling Stockholder agrees that such investments are worthy of protection, and that the Company’s and Buyer’s need for the protection afforded by this Section 6.4 is greater than any hardship the Selling Stockholder might experience by complying with its terms. Each Selling Stockholder agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Company Activities and/or the goodwill or other business interests of Buyer and the Company.

     (c) Although Buyer and the Selling Stockholders believe the limitations as to time, geographic area, and scope of activity contained in this Section 6.4 are reasonable and do not impose a greater restraint than necessary to protect the Company Activities, goodwill, and other legitimate business interest of Buyer and the Company, if this is judicially determined not to be the case, Buyer and the Selling Stockholders specifically request that, notwithstanding Section 8.6, the limitations contained in this Section 6.4 be reformed to the extent necessary to make this Agreement enforceable. It is the express intent of Buyer and the Selling Stockholders that the terms of this Section 6.4 be enforced to the full extent permitted by law.

     6.5. Team Print. During the five year period following the Closing Date, Buyer will use good faith efforts to cause the Company to utilize Team Print for all of the Company’s silk screening, embroidery and twill needs provided that (a) Team Print does not increase its prices for such silk screening, embroidery and twill work by more than 4% each calendar year, (b) the level, timeliness and quality of the services provided by Team Print remain consistent with the level, timeliness and quality provided by Team Print to the Company prior to the date of this Agreement and comparable with the level, timeliness and quality that could be obtained by the Company from other silk screening, embroidery and twill work providers, and (c) Al Messier and Team Print remain in compliance with the limitations set forth in Section 6.4.

Article 7. Indemnification

     7.1. Indemnification of Buyer. From and after the Closing and subject to the provisions of this Article 7 and Section 8.2 below, each Selling Stockholder, jointly and severally, agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

     7.2. Indemnification of Selling Stockholders. From and after the Closing and subject to the provisions of this Article 7 and Section 8.2 below, Buyer agrees to indemnify and hold harmless each of the Selling Stockholder Indemnified Parties from and against any and all Selling Stockholder Indemnified Costs.

     7.3. Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any Indemnifying Party of the commencement or assertion of any Claim by a third party (collectively, a “Third Party Claim”) in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 7 except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third-Party Claim on such terms as it deems appropriate; provided, however, that:

     (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third-Party Claim (provided, however, that the Indemnifying Parties shall pay the legal fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by all indemnifying Parties in connection with the defense of such Third-Party Claim, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such Third- Party Claim, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could reasonably be expected to violate applicable standards of professional conduct to have common counsel);

     (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third-Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on the Indemnified Party;

     (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third-Party Claim; and

     (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-Party Claim (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the Third-Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

     The parties hereto shall extend reasonable cooperation in connection with the defense of any Third-Party Claim pursuant to this Article 7 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

     7.4. Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 7.3 because no Third-Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 7.5 and 8.2, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     7.5. Limitations. Subject to Section 8.2 hereof, the following provisions of this Section 7.5 shall be applicable after the time of the Closing:

     (a) Minimum Loss. Except with respect to Buyer Indemnified Tax Costs, Buyer Indemnified Liabilities, Buyer Indemnified Representation Costs arising out of any breach or default of the representations and warranties contained in Section 4.22 (relating to brokers’ fees) and Selling Stockholders Indemnified Representation Costs arising out of any breach or default of the representations and warranties contained in the last sentence of Section 5.2 (relating to the issuance of the shares of Buyer Common Stock to the Selling Stockholders) or in Section 5.8 (relating to brokers’ fees), no Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 7 exceeds $50,000 (the “Minimum Loss”). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs, including the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 7.5.

     (b) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 7 unless a written claim for indemnification in accordance with Section 7.3 or 7.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the eighteen-month anniversary of the Closing Date, except that this time limitation shall not apply to any (i) Claims for fraud pursuant to Section 8.2; (ii) claims for breaches of the representations and warranties contained in Section 4.3 (relating to capital structure), Section 4.6 (relating to ownership of the Shares) and Section 4.13 (relating to Taxes), which representations and warranties shall survive until the expiration of the applicable statute of limitations. Except for Claims for fraud pursuant to Section 8.2, no Indemnifying Party shall be liable for any Indemnified Costs in excess of the Purchase Price.

     (c) No Contribution. The Selling Stockholders shall be liable for any Buyer Indemnified Costs sustained by any Buyer Indemnified Parties subject to the terms, limitations and conditions of this to Article 7. The Selling Stockholders hereby waive and release any and all rights that they may have under this Agreement or any other Transaction Document to assert claims of contribution against the Company.

     7.6. Tax Treatment. The parties agree that any payment required under this Article 7 or Section 6.3 shall be treated by the parties for all Tax purposes as an adjustment to the Purchase Price.

Article 8. General Provisions

     8.1. Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing except as provided below. The representations and warranties set forth in this Agreement (other than the representations and warranties contained in Section 4.3 (relating to capital structure), Section 4.6 (relating to ownership of the Shares), and Section 4.13 (relating to Taxes), which representations and warranties shall survive until the expiration of the applicable statute of limitations) or any other Transaction Document shall terminate at 5:00 p.m. Central time on the eighteen month anniversary of the Closing Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted in writing pursuant to Section 7.3 or Section 7.4 hereof before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing indefinitely.

     8.2. No Waiver Relating to Claims for Fraud. The liability of any party under Article 7 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s acts or omissions which constitute fraud under Applicable Law. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Sections 7.5, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s acts or omissions which constitute fraud under Applicable Law, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 8.2, nor any reference to this Section 8.2 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

     8.3. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     8.4. Waiver of Compliance. Any failure of Buyer on the one hand, or a Selling Stockholder, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

     8.5. Specific Performance. The parties recognize that in the event a Selling Stockholder should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Selling Stockholders hereby waive the defense that there is an adequate remedy at law. In no event shall the Selling Stockholders be entitled to seek specific performance with respect to any of the Buyer’s obligations arising under this Agreement.

     8.6. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     8.7. Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Company and the Selling Stockholders, on the one hand, and Buyer, on the other, in connection with this Agreement and the other Transactions Documents shall be borne by each respectively; provided, however, the Company will bear the costs and expenses incurred by the Selling Stockholders in connection with this Agreement in the event the transactions contemplated by this Agreement are consummated; and, provided further that, in the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party or parties of reasonable legal fees and expenses incurred in connection with any such action or proceeding.

     8.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) If to the Selling Stockholders:

Albert A. Messier
1605 Commerce Drive
Bourbonnais, Illinois 60914

Daniel F. Salkeld
575 William Latham Drive
Bourbonnais, Illinois 60914

with a copy to:

Dennis Marek
Ackman, Marek, Meyer & Boyd, Ltd.
1 Dearborn Square, Suite 400
Kankakee, Illinois 60901
Facsimile: 815.933.6623

          (b) If to Buyer, to:

Collegiate Pacific Inc.
13950 Senlac
Suite 100
Farmers Branch, TX 75234
Fax: 972.243.8316
Attention: Michael J. Blumenfeld

with a copy to:

Vinson & Elkins LLP
3700 Trammel Crow Center
2001 Ross Avenue
Dallas, TX 75201
Fax: 214.999.7857
Attention: Alan J. Bogdanow

     Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

     8.9. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the Selling Stockholders and without releasing Buyer from any of its obligations or liabilities hereunder Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate of Buyer or any person with or into which Buyer or any parent company of Buyer merges or consolidates. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer’s assigns. Any attempted assignment in violation of this Section 8.9 shall be null and void.

     8.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.11. Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

     8.12. Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal law of the State of Delaware (without reference to its rules as to conflicts of law). The parties hereby irrevocably submit to the non-exclusive jurisdiction of any state or federal court in Dallas County, Texas with respect to any action or proceeding arising out of or relating to this Agreement. The Selling Stockholders hereby irrevocably waive any right that they otherwise might have (a) to remove such action or proceeding (or any claims within such action or proceeding) to a federal court in the event that Buyer selects a state court forum or (b) to transfer such action or proceeding (or any claims within such action or proceeding) to any court other than the court selected by Buyer. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     8.13. Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Selling Stockholders and Buyer have caused this Agreement to be executed as of the date first above written,

COLLEGIATE PACIFIC INC.

By:	/s/ Adam Blumenfeld

Name:	Adam Blumenfeld

Title:	President

/s/ Albert A. Messier

ALBERT A. MESSIER

/s/ Daniel F. Salkeld

DANIEL F. SALKELD

Signature Page to Stock Purchase Agreement

APPENDIX A

Certain Defined Terms

     “Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

     “AMEX” means the American Stock Exchange.

     “Applicable Laws” means, with respect to a party, all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over such party.

     “Assets” shall mean all assets or properties of every kind, nature, character and description, including all tangible, intangible, personal, real or mixed of the Company.

     “Buyer” has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

     “Buyer Common Stock” has the meaning set forth in Section 2.2.

     “Buyer Indemnified Costs” means (a) all Buyer Indemnified Representation Costs, (b) all Buyer Indemnified Liabilities (c) all Buyer Indemnified Tax Costs, and (d) all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach by any Selling Stockholder of any other covenants or agreements of any Selling Stockholder under this Agreement or any other Transaction Document executed in connection herewith.

     “Buyer Indemnified Liabilities” means (a) indebtedness under the SBA Note, (b) accounts payable incurred other than in the Ordinary Course of Business, (c) accounts payable not paid in the Ordinary Course of Business, and (d) obligations with respect to the period after the Closing under lease agreements and other contractual commitments, whether oral or written, not listed in the Schedules to this Agreement.

     “Buyer Indemnified Parties” means Buyer and each officer and director of Buyer. After the Closing, the Company shall be deemed to be one of the Buyer Indemnified Parties.

     “Buyer Indemnified Representation Costs” means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by any Selling Stockholder of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith.

     “Buyer Indemnified Tax Costs” means any and all Taxes together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (a) imposed on the Company in respect of its income, business, property or operations or for which it may otherwise be liable for any taxable period or portion thereof ending on or prior to the Closing Date (determined by an interim closing of the books as of the end of the Closing Date except for ad valorem Taxes which shall be prorated on a daily basis), (b) imposed on or with respect to the Selling Stockholders for any taxable period or portion thereof ending on or prior to the Closing Date, (c) resulting from the breach of the representations and warranties set forth in Section 4.13 (without regard to materiality or knowledge qualifiers that may be contained therein) or covenants set forth in Section 6.3, (d) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any subsidiary (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Company or any subsidiary pursuant to Treasury Regulation §1.1502-6(a) or any analogous or similar state, local or foreign law, (e) of any other person for which the Company may be liable as a transferee or successor, by contract or otherwise, (f) resulting from the Section 338(h)(10) Elections, or (g) imposed on Buyer, the Company or any subsidiary of the Company under Code Section 1374 with respect to any taxable period or portion thereof ending on or prior to the Closing Date including any such Tax resulting from transactions contemplated by the Transaction Documents; provided, however, that any such Tax shall not be a Buyer Indemnified Tax Cost to the extent such Tax was specifically reserved for in the Most Recent Balance Sheet.

     “Buyer Preferred Stock” has the meaning set forth in Section 5.2.

     “Cash Consideration” has the meaning set forth in Section 2.2(a).

     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.).

     “Certificate of Incorporation” means that certain Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware.

     “Claim” means any action, suit, claim, lawsuit, charge, complaint, demand, inquiry, hearing, investigation, notice of violation or noncompliance, litigation, proceeding, arbitrations, appeal or other dispute, whether civil, criminal, administrative or otherwise.

     “Closing” has the meaning set forth in Section 3.1.

     “Closing Date” has the meaning set forth in Section 3.1.

     “Closing Payment” has the meaning set forth in Section 2.2(a).

     “Code” shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

     “Commonly Controlled Entity” has the meaning set forth in Section 4.20(b).

     “Company” has the meaning set forth in the recitals.

     “Company Activities” means (a) manufacturing, distributing, designing, selling or installing sports equipment or sporting goods or related parts or supplies that are competitive with those manufactured, distributed, designed, sold or installed by Buyer, the Company or their Affiliates, or (b) engaging in any other business activities which are conducted, offered or provided by Buyer, the Company or any of their Affiliates, in each case during the five-year period beginning on the Closing Date.

     “Company Adjusted Pre-Tax Income” means the Company’s net income before deducting income taxes or year-end distributions to stockholders for the year ended December 31,2004.

     “Company Common Stock” has the meaning set forth in the recitals.

     “Consents” means all governmental consents and approvals, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Shares, or the control of the Company and its properties and assets, to Buyer and otherwise to consummate the transactions contemplated hereby.

     “Contracts” means, with respect to a party, all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which such party is a party or is otherwise bound.

     “Earnout Payment” has the meaning set forth in Section 2.2(b).

     “Earnout Period” has the meaning set forth in Section 2.2(b).

     “Earnout Securities” has the meaning set forth in Section 4.26.

     “Earnout Target” has the meaning set forth in Section 2.2(b).

     “Employee Benefit Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements sponsored, maintained, contributed to or agreed to by the Company for the benefit of employees, former employees, independent contractors or agents of the Company.

     “Environmental Laws” means all federal, state and local laws relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, as amended, CERCLA, the RCRA, the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the

Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other Applicable Laws relating to or regulating (a) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB’s), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes (collectively, the “Polluting Substances”), (b) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances, or (c) environmental conservation or protection.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Financial Statements” has the meaning set forth in Section 4.7.

     “GAAP” means generally accepted accounting principles in the United States.

     “Gross Margin” has the meaning set forth in Section 2.2(b).

     “Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the Ordinary Course of Business), direct or indirect with respect to any obligations of another person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or non delivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other person in respect of enabling such person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

     “Governmental Entity” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

     “Hazardous Substances” means any substance or material which if present in the environment would under Applicable Law require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive, dangerous or otherwise regulated by or form the basis for liability under any Environmental Law, whether or not identified as hazardous wastes under the RCRA or hazardous substances under CERCLA.

     “Indemnified Costs” means the Buyer Indemnified Costs or the Selling Stockholders Indemnified Costs, as the case may be.

     “Indemnified Parties” means the Buyer Indemnified Parties or the Selling Stockholders Indemnified Parties, as the case may be.

     “Indemnified Representation Costs” means the Buyer Indemnified Representation Costs or the Selling Stockholders Indemnified Representation Costs, as the case may be.

     “Indemnifying Party” means any person who is obligated to provide indemnification hereunder.

     “Intangible Rights” has the meaning set forth in Section 4.18.

     “Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a person of any notes, obligations, instruments, capital stock, options, warrants, securities or ownership interests (including partnership interests and joint venture interests) of any other person, and (b) any capital contribution or similar obligation by a person to any other person.

     “IRS” means the Internal Revenue Service of the United States.

     “Knowledge” means, with respect to a specified party hereto, the actual knowledge of such party (including, but not limited to, the actual knowledge of any officers, directors, employees, consultants or counsel of such party), together with such additional knowledge as would be acquired by a reasonable inquiry concerning the subject matter in question.

     “Lease Agreement” means the Lease Agreement made as of October 1, 2004 by and between First American Bank, as Trustee under Trust Agreement dated March 13, 1992 and known as Trust No. 3-92-001, and Salkeld & Sons, Inc.

     “Liens” means all liens, pledges, voting agreements, voting trusts, proxy agreements, claims, security interests, restrictions, mortgages, deeds of trust, tenancies and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind.

     “Material Adverse Effect” means a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations or assets, liabilities or prospects of the Company.

     “Material Contract” has the meaning set forth in Section 4.15.

     “Material Leases” shall mean any lease or sublease of real or personal property of or by the Company involving a term of more than 12 months and payment obligations exceeding $50,000 per year.

     “Minimum Loss” has the meaning set forth in Section 7.5(a).

     “Most Recent Balance Sheet” has the meaning set forth in Section 4.7.

     “Notes” has the meaning set forth in Section 2.2(a).

     “Order” means any writ, decree, order, judgment, injunction, rule, ruling, Lien, voting right, consent of or by a Governmental Entity.

     “Ordinary Course of Business” means the ordinary course of the operations of the Company consistent with past practices since the earliest time covered by the Financial Statements.

     “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

     “Policy” means any Contract that insures (a) the Company’s properties, plant and equipment for loss or damage, or (b) the Company or its officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

     “Projections” has the meaning set forth in Section 4.24.

     “Protected Area” means any jurisdiction in the United States in which Buyer, the Company, or any Affiliate of either of them, conducts or conducted, as the case may be, Company Activities at any time during the period beginning May 11, 2004 and ending on the fifth anniversary of the Closing Date.

     “Purchase Price” means the consideration payable by Buyer as provided in Section 2.2.

     “RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

     “SBA Note” means the U.S. Small Business Administration Note dated October 2, 2000 in principal amount of $875,000 issued by Salkeld & Sons, Inc. and Albert Messier to First Trust Bank of Illinois.

     “SEC” means the Securities and Exchange Commission.

     “SEC Filings” has the meaning set forth in Section 5.7.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     “Selling Stockholder Indemnified Costs” means (a) all Selling Stockholder Indemnified Representation Costs, and (b) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Selling Stockholder Indemnified Parties incurs and that arise out of any breach by Buyer of any of the covenants or agreements under this Agreement or any other Transaction Documents.

     “Selling Stockholder Indemnified Parties” means each of the Selling Stockholders and each Affiliate of the Selling Stockholders.

     “Selling Stockholder Indemnified Representation Costs” means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Selling Stockholder Indemnified Parties incurs and that arise out of any breach or default by Buyer of any of its representations or warranties under this Agreement or any agreement or document executed in connection herewith.

     “Selling Stockholders” has the meaning set forth in the first paragraph of this Agreement.

     “Shares” has the meaning set forth in the recitals.

     “Stock Consideration” has the meaning set forth in Section 2.2(a).

     “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     “Tax” (or “Taxes”) means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (b) any liability of the Company for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Company for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (c) liability of the Company with respect to the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other person.

     “Tax Return” means any return, declaration, report, statement, estimate, information return and statement required to be filed by or with respect to the Company in respect of any Taxes, including, without limitation, (a) any consolidated federal income Tax return in which the Company is included and (b) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Company is included.

     “Third Party Claim” has the meaning set forth in Section 7.3.

     “Total Cost of Sales” means the total cost of sales of the Company determined in accordance with GAAP on a basis consistent with the Financial Statements.

     “Total Sales” means the total sales of the Company determined in accordance with GAAP on a basis consistent with the Financial Statements

     “Transaction Documents” means this Agreement, and all other documents to be executed by any of the Selling Stockholders or Buyer in connection with the consummation of the transactions contemplated in this Agreement.